Exhibit 4(c)(i)

InterContinental Hotels Group PLC	Telephone +44 (0) 1895 512 443
Broadwater Park	Facsimile +44 (0) 1895 512 054
Denham UB9 5HR	www.ihgplc.com
United Kingdom
Andrew Cosslett
Chief Executive
STRICTLY PRIVATE & CONFIDENTIAL
Mr Jim Abrahamson
5 July 2010
Dear Jim
On behalf of InterContinental Hotels Group PLC (“IHG”), I am very pleased to confirm that with effect from 1 August 2010 you will be appointed to the IHG Board as an Executive Director. A summary of the main terms and conditions of such appointment is set out below. With the exception of your original offer letter dated 8 December 2008, which shall be superseded by the terms of this letter, all other terms and conditions of your employment remain in accordance with your Employment Agreement dated 5 January 2009. All payments, unless stated otherwise, whether in the form of cash or stock, are gross and in each case will be paid less such income tax and other statutory deductions, if any, as the Company is obliged by law to deduct.

Position Title:	President, Americas Region

Reports To:	Andrew Cosslett
Chief Executive

Employer:	Six Continents Hotels, Inc.

Job Band:	Band 1

Effective Date:	1 August 2010

Notice:	From the Employee: 6 months
From the Company: 12 months

Work Location:	Atlanta Georgia, USA

Annual Base Salary:	USD $725,000 per annum. Your next salary review will be in accordance with the Company’s annual salary review cycle.

I would also like to explain your shareholding requirement as an Executive Director. We have committed to shareholders that Executive Directors will build, over a five year period, and then maintain, a minimum IHG shareholding of two times annual base salary. You are therefore required to hold all shares vesting from any of the incentive plans, other than to finance the exercise of options or pay tax, while the shareholding requirement remains unfulfilled.
Conditional upon your acceptance and finalisation of all details related to this offer, the Chairman will announce your appointment to the Board during the Knights Meeting and a stock exchange announcement will be released the following morning.
Congratulations on this promotion Jim and I very much look forward to your contribution as a member of the Board. Please indicate your acceptance of this offer by signing this letter and returning the signed copy to George Turner.
Yours sincerely

/s/ Andrew Cosslett Andrew Cosslett

Accepted by:

/s/ Jim Abrahamson Jim Abrahamson	July 16, 2010 Date

cc:	George Turner Tracy Robbins Lori Gaytan

2

Employment Agreement
between
Six Continents Hotels Inc.
as Company
and
James Abrahamsom
as Executive
relating to
the employment of the Executive with the Company

CONTENTS

1.	Appointment	4

2.	Duties and Powers	5

3.	Mobility	5

4.	Remuneration	6

5.	Short Term Incentive Schemes	6

6.	Long Term Incentive and Share Schemes	6

7.	Expenses	7

8.	Professional Memberships	7

9.	Vacation	7

10.	Sickness and Incapacity	8

11.	Notification of absence	9

12.	Retirement Benefits	9

13.	Health and Welfare Benefits	9

14.	Location / Assignment Specific Benefits	9

15.	Exclusive Service	9

16.	Inventions, Designs, Copyright and other Intellectual Property	10

17.	Confidentiality	11

18.	Non-Solicitation and Restrictive Covenants	12

19.	Notification of Restrictions	12

20.	Directorships	12

21.	Garden Leave	13

22.	Termination	14

23.	Return of Property	16

24.	Disciplinary and Grievance Procedure	17

25.	Data Protection	17

26.	Notices	17

27.	Assignment	17

28.	Law and jurisdiction	17

29.	Prior Agreements and other employment-related conditions	18

30.	Collective Agreements	18

31.	Severability	18

32.	Interpretation	18

33.	Disputes	20

34.	Miscellaneous	21

	Schedule 1	23

THIS AGREEMENT is dated	and made
BETWEEN:
(1)	Six Continents Hotels, Inc. (the “Company”), a Delaware corporation and a company in the InterContinental Hotels Group, with its’ principal offices at Three Ravinia Drive, Suite 100 Atlanta, GA 30346; and
(2)	James Abrahamson (the “Executive”), of [address]
THE PARTIES AGREE THAT:
1.	Appointment
1.1	The Company employs the Executive and the Executive agrees to serve the Company and any other Group Company or Group Companies as required by the Board or any person authorised by the Board for that purpose, in the capacity of President of the Americas or in such other capacity as the Board may, from time to time, determine. The Executive’s reward band is 2.
1.2	This Agreement commences on January 1, 2009 and shall continue (subject to termination as provided for below) unless and until terminated by either party giving to the other not less than the following notice period in writing, expiring at any time:
a)	notice period from the Company to the Executive : 52 weeks;

b)	notice period from the Executive to the Company : 26 weeks.
1.3	The Executive’s period of continuous employment with the Group commenced on the First day of January 2009.

1.4	The Executive warrants that
1.4.1	the Executive is not prevented from performing the Executive’s duties in accordance with the terms of this agreement by any obligation or duty owed to any other party, whether contractual or otherwise; and

1.4.2	the Executive has all necessary licences, permissions, consents, approvals, qualifications and memberships required for the Executive to perform the Executive’s duties under this agreement and is not and has not been subject to any prohibition, censure, criticism or disciplinary sanction by any professional, regulatory or other body or authority which would prevent the Executive from performing any duties under this agreement or undermine the confidence of the Board in the Employment by the Company.
1.5	The commencement of the Employment is conditional upon satisfaction of the following conditions, if required by the Company:
(a)	the Executive undergoing a medical examination with a medical practitioner nominated by the Company, the results of which are satisfactory to the Company;

(b)	the Executive providing to the Company two references which are satisfactory to it (one of which must be from the Executive’s last employer):

(c)	the Executive providing to the Company copies or other verification of all academic, professional or other business qualifications notified to the Company: and

(d)	the Executive providing acceptable proof of identity and authorization to work in the United States and properly completing Form I-9 (Employment Eligibility Verification) as required under U.S. immigration regulations.
2.	Duties and Powers

2.1	The Executive shall exercise such powers, perform such duties (if any) and comply with such directions in relation to the business of the Company or any other Group Company as the Board or any person authorised by the Board for the purpose may, from time to time, confer upon or assign or give to him.

2.2	The Executive shall, during the continuance of this Agreement (unless prevented by ill health or accident or as otherwise agreed by the Board in writing), devote the whole of the Executive’s working time and attention and abilities to the Business and shall use the Executive’s reasonable endeavours to promote and protect the general interests and welfare of the Company, the Group and any other Group Company to which the Executive may from time to time render the Executive’s services under this Agreement.

2.3	The Executive shall at all times promptly give to the Board (in writing if so requested) all such information, explanations and assistance as it may require in connection with the Business and the Executive’s employment under this Agreement.

2.4	The Executive shall work normal business hours, which are 40 hours per week, and such additional hours as may be necessary in the performance of the Executive’s duties and powers under this Agreement. The nature of the Executive’s job is such that the Executive is largely able to prioritise tasks, determine the time and effort the Executive devotes to those tasks and when the Executive does them. No overtime will be paid.

2.5	The Executive will promptly disclose to the Board full details of any wrongdoing by any employee or officer of any Group Company (including the Executive) where that wrongdoing is material to that employee’s employment by the relevant company or to the interests or reputation of any Group Company.

3.	Mobility

3.1	The Executive’s principal place of work is Three Ravinia Drive, Atlanta, GA 30346. The Executive’s principal place of work may be in such place or places as the Company shall reasonably require.

3.2	The Executive may be required to travel both inside and outside the United States on the business of the Company or any Group Company in the proper performance of the Executive’s duties from time to time.

4.	Remuneration

4.1	The Company shall pay to the Executive a salary at the annual rate of USD $600,000. Such salary shall be payable not less frequently than every month on a date which will be no later than the last day of the month and shall be deemed to accrue from day to day. Such salary shall include any director’s fees payable to the Executive. The Company shall be entitled to procure payment of the salary for administrative reasons by another Group Company.

4.2	The salary payable to the Executive pursuant to clause 4.1 shall be subject to review in accordance with the Company’s practice from time to time but there shall be no obligation on the Company to increase such salary.

4.3	The Company shall be entitled at any time to deduct from the Executive’s remuneration (which includes salary, salary supplement, any bonus, vacation or other pay) any sums owing to it or to any other Group Company (including but not limited to any advance of a cash float to cover business expenses, any advance of pay, vacation pay relating to vacation taken in excess of entitlement) by the Executive to which deduction the Executive expressly hereby consents.

5.	Short Term Incentive Schemes

The Executive may be invited to participate in the Company’s or any Group Company (as appropriate) discretionary incentive plane or plans applicable from time to time for employees in the Executive’s reward band, subject to the rules of the relevant plan(s) from time to time. Details of the current applicable plan(s) may be provided to the Executive. Awards are determined solely at the Company’s discretion, to which the Executive hereby agrees. The Company reserves the right, in its absolute discretion, to vary the terms and/or any targets and/or level of bonus opportunity and/or bonus payable, under any incentive plan from time to time in operation or to suspend (for a fixed or indefinite period) or withdraw any such plan without providing any replacement. The Executive acknowledges that during the course of the Employment and on its termination the Executive has no right to receive a bonus and that the Company is under no obligation to operate a bonus plan and that the Executive will not acquire such a right, nor shall the Company come under such an obligation, merely by virtue of the Executive’s having received one or more bonus payment(s) or the Company having operated one or more bonus plan during the course of the Employment. Any bonus paid is not pensionable and is subject to deductions for tax and social security contributions, or any other deductions which may be required by law.

6.	Long Term Incentive and Share Plans

The Executive may be invited to participate in such share option or other share ownership plans as the Company or the Group may operate from time to time and which are applicable to employees in the Executive’s reward band, subject to the rules of the relevant plan(s) from time to time. Details of any current applicable plan(s) may be provided to the Executive. The Company reserves the right, in its absolute discretion, to vary the terms of any such plan or to suspend (for a fixed or indefinite period) or withdraw any such plan without providing any replacement. The Executive acknowledges that during the course of the Employment and on its termination the Executive has no right to receive an award of shares or grant of share options and that the Company is under no obligation to operate such plans and that the Executive will not acquire such a right, nor shall the Company come under such an obligation, merely by virtue of the Executive’s having received one or more award of shares or grant of share options or the Company having operated one or more such plans during the course of the Employment. Any payment made under this clause is not pensionable and is subject to deductions for tax and social security contributions, or any other deductions which may be required by law.
7.	Expenses and Gratuities

7.1	In accordance with Company policy the Company shall pay or refund to the Executive all reasonable travelling, entertainment and other similar out of pocket expenses necessarily and wholly incurred by the Executive in the proper performance of the Executive’s duties subject to production by the Executive of such evidence of such expenses as the Company may require. If the Executive is provided with a company credit card or charge card, the Executive shall use it only for such expenses as the Executive is entitled under this sub-clause to have reimbursed by the Company.

7.2	Unless otherwise expressly permitted by any written Company policy which is in force, the Executive shall not during the continuance of the Employment seek or (unless fully disclosed to and approved in advance by the Board) accept from any actual or prospective customer, contractor or supplier of the Company or of any Group Company any gift, gratuity or benefit of more than a trivial value or any hospitality, other than properly in the performance of the Executive’s duties to the Company and of a kind and value not lavish, extravagant or inappropriate.

8.	Professional Memberships

8.1	In accordance with and subject to Company policy, and upon prior approval, the Company shall pay for up to two memberships with recognised professional bodies where membership of such professional body is directly related to and required in relation to the Executive’s job from time to time or the Executive’s normal professional skill.

8.2	Where required, whether by the Company, law, any regulatory organisation or otherwise the Executive should at all times during the Executive’s employment with the Company maintain the Executive’s membership of such professional, trade or other bodies necessary for the proper performance of the Executive’s duties.

9.	Vacation

9.1	The Company’s vacation year is 1 January to 31 December (the “Vacation Year”).

9.2	In addition to public holidays, the Executive shall be entitled to paid vacation in each Vacation Year in accordance with the stated policy for the Executive’s reward band in the principal place of work, to be taken at times to be agreed with the Company in advance. Subject to clause 9.3, no payment will be made for vacation days not taken in the Vacation Year in which they arise although the Executive may carry forward any unused vacation days from one Vacation Year to the next, subject to a maximum of 5 days to be carried forward into the following Vacation Year.

9.3	Upon termination of this Agreement the Executive shall be entitled to payment in lieu of any untaken outstanding vacation entitlement in the Vacation Year during which the Executive’s employment terminates, which entitlement shall accrue on a pro-rata bi-weekly basis.

9.4	Upon termination of the Executive’s employment under this Agreement, the Company shall be entitled to deduct from any sum owed by the Company to the Executive a sum representing overpayment of salary with respect to vacation days which the Executive has taken in excess of the Executive’s accrued vacation entitlement calculated on a pro-rata monthly basis as at the date of the termination of the Executive’s employment and the Executive hereby authorises the Company to make such deduction.

9.5	The Company shall be entitled to require the Executive to take all or any part of any accrued untaken vacation entitlement during the period of notice to terminate the Executive’s employment (including, for the avoidance of doubt, during any period of garden leave pursuant to clause 21). If the Company exercises this right, the Executive must obtain the prior agreement of the Board to the actual days to be taken as vacation.

10.	Sickness and Incapacity

10.1	When the Executive is absent from work and unable to perform the Executive’s duties under this Agreement satisfactorily by reason of any injury, illness or other reason satisfactory to the Company and subject to compliance with clause 11, the Executive shall be entitled to receive the Executive’s full salary and other contractual benefits only for up to the first 26 weeks of any such absence.

10.2	Any salary payable pursuant to this clause shall be inclusive of the amount of any benefit or statutory sick pay to which the Executive may be entitled during the period of such inability under any local law for the time being in force.

10.3	The Executive shall submit to a medical examination by a doctor appointed by the Company at the request of the Chief Executive, at the expense of the Company, at any time during the continuance of this Agreement, whether or not the Executive is absent by reason of sickness, injury or other incapacity. The Executive consents to the Company obtaining a copy of the Executive’s medical records from the Executive’s medical practitioner in circumstances where the Company deems such a step to be required. The Executive further agrees that the Executive shall authorise the medical practitioner and the Company to discuss further any matters arising from such medical report, diagnosis or prognosis to the extent relevant to the Executive’s employment or the performance of the Executive’s duties.

10.4	If the Executive is absent from work by reason of injuries sustained wholly or partly as a result of actionable negligence, nuisance or breach of any statutory duty on the part of any third party other than the Company or any Group Company, the Executive shall promptly inform the Executive’s line manager of that fact and the Company in its discretion may require the Executive to take all reasonable steps to recover from such third party or its insurers compensation including repayment of all sums paid to the Executive by the Company under this clause in respect of such absence (which shall be deemed to be paid by way of interest free loan by the Company, subject to any limit imposed under relevant legislation). Any such sums (which are paid to the Executive by the Company on that basis) shall in turn be repaid by the Executive when and to the extent that the Executive recovers compensation for loss of earnings from that third party or its insurers by legal action or otherwise less any reasonable costs incurred in recovering any such compensation.

11.	Notification of Absence

11.1	If the Executive is unable to come to work for any reason and the Executive’s absence has not previously been authorised by the Company, the Executive must notify the Company as soon as practicable and in accordance with the stated policy for the Executive’s reward band in the principal place of work.
12.	Retirement Benefits

12.1	The Company operates various pension plans. The Executive may be eligible to participate in the Company’s 401k pension plan and deferred compensation plan, as determined by the Executive’s start date with the Company and the Executive’s reward band (“the Plans”), at the applicable level and subject to the terms of the rules governing the Plans from time to time, including, without limitation, any powers to amend or terminate the Plans. The Executive’s participation in the Plans shall be in substitution for and shall operate to the exclusion of, any agreement or representation, whether written or oral, in relation to pension entitlement made with or to the Executive by any person on behalf of the Company or any Group Company at any time.
13.	Health and Welfare Benefits

13.1	The Executive, the Executive’s spouse and any dependent unmarried children under age 21 (or 25 if in full time education) as the case may be will to the extent eligible (as determined by the Executive’s reward band and any applicable plan rules) participate in and receive benefits under the healthcare plan and life insurance plan (for an insured sum of, at the date of this Agreement and subject to the following provisions, four times annual base salary) made available by the Company (and any other plans which the Company may provide from time to time) subject to the rules or insurance policies constituting such plans from time to time.

13.2	A copy of the relevant healthcare and life insurance plans shall be provided to the Executive and the Executive is required to comply with their rules from time to time. The Company reserves the right, in its absolute discretion, to vary the plans or to suspend (for a fixed or indefinite period) or withdraw the plans without providing any replacement.
14.	Location / Assignment Specific Benefits

14.1	In the event that any special terms apply to the Executive, these are as set out in the Executive’s offer letter.
15.	Exclusive Service

15.1	The Executive will devote the whole of the Executive’s working time, attention and skill to the Employment.

15.2	At the request of the Company, the Executive will disclose promptly in writing to the Company all the Executive’s interests (for example, shareholdings or directorships) in any business whether or not of a commercial or business nature except the Executive’s interests in any Group Company.

15.3	Without prejudice to clause 15.1 above, and subject to clause 15.4 below, during the Employment the Executive will not be directly or indirectly engaged or concerned in the conduct of any activity which is similar to or competes with any activity carried on by any Group Company (except as a representative of the Company or with the written consent of the Board) nor make preparations to be engaged or interested either directly or indirectly in any business or occupation (including any charitable work) other than the business of the Company or its Group Companies.

15.4	The Executive may not without written consent of the Board hold or be interested in investments which amount to more than five percent of the issued investments of any class of any one company whether or not those investments are listed or quoted on any recognised Stock Exchange or dealt in on the Alternative Investments Market.
16.	Intellectual Property

16.1	The Executive must disclose immediately to the Company any discovery or invention, secret process or improvement in procedure made or discovered by the Executive during his employment in connection with or in any way affecting or relating to the business of the Company or any Group Company or capable of being used or adapted for use in or in connection with any such company (“Inventions”) which Inventions will belong to and be the absolute property of the Company or such other person, firm, company or organization as the Company may require.

16.2	If requested by the Board (whether during or after the termination of his employment) the Executive will at the expense of the Company apply or join in applying for letters patent or other similar protection in the United States, the United Kingdom or any other part of the world for all Inventions and will do everything necessary (including executing documents) for vesting letters patent or other similar protection when obtained and all right and title to and interest in all Inventions in the Company absolutely and as sole beneficial owner or in such other person, firm, company or organization as the Company may require.

16.3	The Executive will (both during and after the termination of his employment) at the Company’s expense anywhere in the world and at any time promptly do everything (including executing documents) that may be reasonably required by the Board to defend or protect for the benefit of the Company all Inventions and the right and title of the Company to them.

16.4	The entire copyright and all similar rights (including future copyright, the right to register trade marks or service marks and the right to register designs and design rights) throughout the world in works of any description produced by the Executive in the course of or in connection with his employment (“Works”) will vest in and belong to the Company absolutely throughout the world for the full periods of protection available in law including all renewals and extensions.

16.5	The Executive will (both during and after the termination of his employment) at the Company’s request and expense anywhere in the world and at any time promptly do everything (including executing documents) that may be reasonably required by the Board to assure, define or protect the rights of the Company in all Works.

16.6	The Executive will not make copies of any computer files belonging to any Group Company or their service providers and will not introduce any of his own computer files into any computer used by any Group Company in breach of any Group Company policy, unless he has obtained the consent of the Board.

16.7	By entering into this Agreement the Executive irrevocably appoints the Company to act on his behalf to execute any document and do anything in his name for the purpose of giving the Company (or its nominee) the full benefit of the provision of clause 16 or the Company’s entitlement under statute. If there is any doubt as to whether such a document (or other thing) has been carried out within the authority conferred by this clause 16.7, a certificate in writing (signed by any director or the secretary of the Company) will be sufficient to prove that the act or thing falls within that authority.
17.	Confidentiality

17.1	As Confidential Information will from time to time become known to the Executive, the Company considers and the Executive acknowledges that the following restraints are necessary for the reasonable protection by the Company of its business or the business of the Group, the customers and trade connections thereof or their respective affairs.

17.2	The Executive shall not at any time, either during the continuance of or after the termination of the Executive’s employment with the Company, use, disclose or communicate to any person whatsoever any Confidential Information or any Trade Secrets of which the Executive has or may have become possessed during the Executive’s employment with the Company or supply the names or addresses of any clients, customers, suppliers or agents of the Company or any Group Company to any person except in the proper course of the Business or as authorised in writing by the Board or as ordered by a Court of competent jurisdiction or as required to be disclosed by any law, regulation, governmental or other official body.

17.3	The Executive shall not at any time either during the continuance of or after the termination of the Executive’s employment with the Company make, other than for the benefit of the Company or any Group Company, any notes or memoranda relating to any matter within the scope of the Business or concerning any of the dealings or affairs of the Company or any Group Company.

17.4	The Executive shall use the Executive’s best endeavours during the continuance of the Employment to prevent the publication, disclosure or misuse of any Confidential Information and shall not remove, nor authorise others to remove, from the premises of the Company or of any Group Company any Confidential Information except to the extent strictly necessary for the proper performance of the Executive’s or the other person’s duties to the Company or any Group Company.

17.5	The Executive shall promptly disclose to the Company full details of any knowledge or suspicion the Executive has (whether during or after the Employment) of any actual, threatened or pending publication, disclosure or misuse by any person (including the Executive) of any Confidential Information and shall provide all reasonable assistance and co-operation (at the Company’s expense) as the Company may request in connection with any action or proceedings it may take or contemplate in respect of any such publication, disclosure or misuse.

17.6	This clause 17 is without prejudice to the Executive’s equitable duty of confidence.

17.7	Nothing in this Agreement shall preclude the Executive from raising any concerns which should be made in accordance with the Company’s Disclosure Procedure.

18.	Restrictive Covenants

18.1	The provisions of Schedule 1 shall take effect as though part of this Agreement.
19.	Notification of Restrictions

19.1	The Executive agrees that, in the event of the Executive receiving from any person an offer of employment (whether oral or in writing and whether accepted or not) either during the continuance of this Agreement or during the continuance in force of all or any of the restrictions set out in clause 17 and Schedule 1 of this Agreement, without prejudice to the Executive’s obligations in relation to confidentiality, the Executive will provide to the person making the offer details of the substance of the restrictions contained in clause 17 and Schedule 1.
20.	Directorships

20.1	The Executive shall accept appointment as a director of the Company and of any such Group Company or other company as the Company may reasonably require in connection with the Executive’s appointment under this Agreement and the Executive shall resign without claim for compensation from office as a director of any such company at any time on request by the Company, which resignation shall not affect the continuance in any way of this Agreement. The Executive shall immediately account to the Company for any director’s fees or other emoluments, remuneration or payments either receivable or received by the Executive by virtue of the Executive’s holding office as such director (or waive any right to the same if so required by the Company).

20.2	Upon the termination of the Executive’s employment with the Company however arising and for whatsoever reason the Executive shall, upon the request of the Board, resign without claim for compensation (but without prejudice to any claim the Executive may have for damages for breach of this Agreement) from:
(a)	office as a director of the Company or of any Group Company or of any other company in which the Executive holds a directorship at the Company’s request; and

(b)	from all offices held by the Executive in any or all of such companies; and

(c)	all trusteeships held by the Executive of any pension plan or other trusts established by the Company, any Group Company or any other company with whom the Executive has had dealings as a consequence of the Executive’s employment by the Company.
20.3	Should the Executive fail to resign from office as a director or from any other office or trusteeship in accordance with clauses 20.1 or 20.2, either during the Executive’s employment, when so requested by the Company, or on its termination, the Company is hereby irrevocably authorised to appoint a person in the Executive’s name and on the Executive’s behalf to execute any documents and to do all things required to give effect to the resignation.

20.4	Save with the prior agreement in writing of the Company, the Executive shall not, during the continuance of this Agreement, resign from any office as a director of the Company, any Group Company or of any other company in which the Executive holds a directorship at the Company’s request or do anything that would cause the Executive to be disqualified from continuing to act as a director.
21.	Garden Leave

21.1	Neither the Company nor any Group Company is under any obligation to provide the Executive with any work. At any time after notice to terminate the Employment is given by either party, or if the Executive resigns without giving due notice and the Company does not accept the Executive’s resignation, the Company may, at its absolute discretion, require the Executive to take a period of absence called garden leave (the “Garden Leave Period”). The provisions of this clause shall apply to any Garden Leave Period.

21.2	The Company may require that the Executive will not, without prior written consent of the Board, be employed or otherwise engaged in the conduct of any activity, whether or not of a business nature, during the Garden Leave Period. Further, if so requested by the Company, the Executive will not:
21.2.1	enter or attend the premises of the Company or any other Group Company; or

21.2.2	contact or have any communication with any customer or client of the Company or any other Group Company in relation to the business of the Company or any other Group Company (other than purely social contact); or

21.2.3	contact or have any communication with any employee, officer, director, agent or consultant of the Company or any other Group Company in relation to the business of the Company or any other Group Company (other than purely social contact); or

21.2.4	remain or become involved in any aspect of the business of the Company or any other Group Company except as required by such companies.
21.3	The Company may require the Executive:
21.3.1	to comply with the provisions of clause 23; and

21.3.2	to immediately resign from any directorship, trusteeships or other offices which the Executive holds in the Company, any other Group Company or any other company where such directorship or other office is held as a consequence or requirement of the Employment, unless the Executive is required to perform duties to which any such directorship, trusteeship or other office relates in which case the Executive may retain such directorships, trusteeships or other offices while those duties are ongoing. The Executive hereby irrevocably appoints the Company to be the Executive’s attorney to execute any instrument and do anything in the Executive’s name and on behalf of the Executive to effect the Executive’s resignation if the Executive fails to do so in accordance with this clause 21.3.2.

21.4	During the Garden Leave Period, the Executive will be entitled to receive the Executive’s salary and all contractual benefits in accordance with the terms of this agreement. Any unused vacation accrued at the commencement of the Garden Leave Period and any vacation accrued during any such period will be deemed to be taken by the Executive during the Garden Leave Period.

21.5	At the end of the Garden Leave Period, the Company may, at its sole and absolute discretion, pay the Executive salary in lieu of the balance of any period of notice given by the Company or the Executive (less any deductions the Company is required by law to make). In any event, the Company’s payment in lieu of the unexpired period of notice, as well as payment of any base salary attributable to the Garden Leave Period, will be completed within 2.5 months following the later of the end of the calendar year or the Company fiscal year that occurs immediately following initial notice under clause 1.2.

21.6	22.6 During the Garden Leave Period:
21.6.1	the Executive shall provide such assistance as the Company or any Group Company may require to effect an orderly handover of the Executive’s responsibilities to any individual or individuals appointed by the Company or any Group Company to take over the Executive’s role or responsibilities;

21.6.2	the Executive shall be available to deal with requests for information, provide assistance, be available for meetings and to advise on matters relating to work (unless the Company has agreed that the Executive may be unavailable for a period); and

21.6.3	the Company may appoint another person to carry out the Executive’s duties in substitution for the Executive.
21.7	All duties of the Employment (whether express or implied), including without limitation the Executive’s duties of fidelity, good faith and exclusive service, shall continue throughout the Garden Leave Period save as expressly varied by this clause 21. The Executive agrees that the exercise by the Company of its rights pursuant to this clause 21 shall not entitle the Executive to claim that the Executive has been constructively dismissed.
22.	Termination

22.1	This Agreement and the Executive’s employment with the Company hereunder may be terminated immediately by the Company without prior notice if the Executive at any time:
(a)	commits any act of gross misconduct or gross incompetence or other repudiatory breach of contract; or

(b)	without reasonable excuse and with prior written warning, repeats or continues any misconduct or neglect in the discharge of the Executive’s duties or other breach of contract (not falling within 22.1(a) above); or

(c)	has been adjudicated a bankrupt by a bankruptcy court; or

(d)	is convicted of any criminal offence other than an offence which, in the reasonable opinion of the Board, does not affect the Executive’s position as an employee of the Company (bearing in mind the nature of the duties in which the Executive is engaged and the capacity in which the Executive is employed); or

(e)	by the Executive’s actions or omissions, brings the name or reputation of the Company or any Group Company into serious disrepute or prejudices the interests of the business of the Company or any other Group Company.
Any delay by the Company in exercising such right to termination shall not constitute a waiver thereof.

22.2	In the event of termination pursuant to clause 22.1, the Company shall not be obliged to make any further payment to the Executive beyond the amount of any remuneration and payment in lieu of outstanding untaken vacation entitlement actually accrued up to and including the date of such termination and the Company shall be entitled to deduct from such remuneration any sums owing to it or to any other Group Company (including but not limited to any advance of a cash float to cover business expenses, any advance of pay, vacation pay relating to vacation taken in excess of accrued entitlement) by the Executive to which deduction the Executive expressly hereby consents.

22.3	In the event of the termination of the Employment of the Executive for whatever reason and whether by notice or in any other manner whatsoever, the Executive agrees that the Executive will not at any time after such termination represent the Executive as still having any connection with the Company or any Group Company save as a former employee for the purpose of communicating with prospective employers or complying with any applicable statutory requirements.

22.4	In the event that the Executive is incapacitated by ill health, accident or any other cause from performing the Executive’s duties under this Agreement for a period of 26 weeks or more (whether consecutive or not) in any continuous period of 2 years, then the Company may terminate this Agreement by giving to the Executive six months notice, in writing expiring at any time (whether or not the Executive remains incapacitated from performing the Executive’s duties under this Agreement) provided always that the Executive shall receive all benefits lawfully due to the Executive under this Agreement calculated up to the date of termination of employment.

22.5	As an alternative to serving notice pursuant to clause 1.2 and without prejudice to the provisions of clauses 22.1 and 22.2, the Company may, in its absolute discretion, terminate this Agreement without prior notice and make a payment in lieu of the notice to which the Executive would have been entitled during the period of notice of termination provided under clause 1.2 equal to the basic salary to which the Executive would have been entitled during the period of notice on the basis that the Executive’s basic salary would have been at the rate applying at the date of termination (less deductions for income tax and any other deductions the Company is required by law to make). Any payment by the Company in lieu of notice will be made as soon as practicable and, in any event, completed within 2.5 months following the later of the end of the calendar year or the Company fiscal year that occurs immediately following the Company’s decision to make such payment.

22.6	Once notice has been given, either by the Company or the Executive pursuant to clause 1.2 or 22.4, the Company may, in its absolute discretion, at any time during such notice terminate this Agreement and make a payment in lieu of such unexpired period of notice equal to the basic salary to which the Executive would have been entitled during the unexpired period of notice on the basis that the Executive’s basic salary would have been at the rate applying at the date of termination (less deductions for income tax and any other deductions the Company is required by law to make). Any payment by the Company in lieu of any unexpired period of notice will be made as soon as practicable and, in any event, completed within 2.5 months following the later of the end of the calendar year or the Company fiscal year that occurs immediately following initial notice under clause 1.2.

22.7	The Company may, in its absolute discretion, for any period at any time and/or once notice of termination of employment has been given:
(a)	exclude the Executive from any premises of the Company and/or of any Group Company; and/or

(b)	require the Executive to carry out specified duties (consistent with the Executive’s skills, role and experience) or not to perform all or any of the Executive’s duties; and/or

(c)	require the Executive to resign any directorship or other office of the Company and/or any Group Company which the Executive may hold without claim for compensation for loss of a directorship or other office; and/or

(d)	require the Executive to absent the Executive from any meeting of directors or managers of the Company or any Group Company at which Confidential Information may be disclosed or discussed;
and the Executive agrees that such action by the Company shall not constitute a breach of this Agreement provided that throughout the period of any such action the Executive continues to receive his salary and contractual benefits (unless and until this Agreement shall be terminated).

22.8	As a condition to making the payments and providing the benefits stated in clause 21.5, or in clauses 22.5 or 22.6, the Company may require the Executive to execute and deliver a general release in which he (i) releases all claims that he may have in respect of his employment against any Group Company and any of their respective past or present officers, directors or employees other than his rights under clauses 21.5, 22.5 and 22.6 of this Agreement or another agreement into which he and the Company subsequently enter and (ii) covenants that he has not filed and will not file any civil action, suit, arbitration, administrative charge, or legal proceeding against any of the released parties in respect of the released claims.

23.	Return of Property

23.1	Immediately on request and in any event upon the termination of the Executive’s employment with the Company for whatsoever cause, the Executive shall immediately deliver up to the Company or its authorised representative any property of the Company or any other Group Company which may be in the Executive’s possession, custody or under the Executive’s control, including, without limitation, laptop, mobile telephone, electronic organiser, wireless devices, minutes, memoranda, correspondence, notes, records, reports, sketches, plans or other documents or writing (which shall include information recorded or stored in writing or on magnetic tape or disk or otherwise recorded or stored for reproduction whether by mechanical or electronic means and whether or not such reproduction will result in a permanent record being made) and any copies thereof, whether or not the property was originally supplied to the Executive by the Company or any other Group Company.
23.2	If so requested, the Executive shall provide to the Company a signed statement confirming that the Executive has fully complied with clause 23.1.

24.	Disciplinary and Grievance Procedure

24.1	The Executive’s employment is subject to the disciplinary and grievance rules and procedures of the Company from time to time. The Company’s disciplinary and grievance procedures do not form part of the Executive’s contractual terms and conditions of employment.

25.	Data Protection

25.1	The Executive consents to the Company and any other Group Company holding and processing, both electronically and manually, the data it collects in relation to the Executive, in the course of the Executive’s employment, for the purposes of the Company’s administration and management of its employees and its business and for compliance with applicable procedures, laws and regulations and to the transfer, storage and processing by the Company or any other agent of such data outside the United States and any other country in which the Company or any other Group Company has offices.

26.	Notices

26.1	Any notice to be given under this Agreement shall be given in writing and may be sent, addressed in the case of the Company to its registered office for the time being and in the case of the Executive to the Executive at the Executive’s last known place of residence or given personally and any notice given by post shall be deemed to have been served at the expiration of 48 hours after the same was posted.

27.	Assignment

27.1	The benefit of each agreement and obligation of the Executive under this Agreement may be assigned to and enforced by all successors or assigns for the time being carrying on the Business and such agreements and obligations shall operate and remain binding notwithstanding the termination of the employment of the Executive.

28.	Law and Jurisdiction

28.1	Georgia law

This Agreement shall be governed by, and construed in accordance with, the law of the state of Georgia, USA.

28.2	Jurisdiction

The Executive and the Company irrevocably submit to the exclusive jurisdiction of any state or federal court located in Fulton County, Georgia over any Employment Matter (as defined in clause 33.1) that is not otherwise arbitrated or resolved according to clause 33.1. This includes any action or proceeding to compel arbitration or to enforce an arbitration award. Both the Executive and the Company (i) acknowledge that the forum stated in this clause 28.2 has a reasonable relation to this Agreement and to the relationship between the Executive and the Company and that the submission to the forum will apply even if the forum chooses to apply non-forum law, (ii) waive, to the extent permitted by law, any objection to personal jurisdiction or to the laying of venue of any action or proceeding covered by this clause 28.2 in the forum stated in this clause 28.2, (iii) agree not to commence any such action or proceeding in any forum other than the stated in this clause 28.2 and (iv) agree that, to the extent permitted by law, a final and non-appealable judgment in any such action or proceeding in any such court will be conclusive and binding on the Executive and the Company. However, nothing in this Agreement precludes the Executive or the Company from bringing any action or proceeding in any court for the purpose of enforcing the provisions of clause 33.1 and this clause 28.2.

29.	Prior Agreements and other employment-related conditions

29.1	This Agreement shall be in substitution for any subsisting offer letter, agreement, service agreement or contract of employment (oral or otherwise) made between the Company and the Executive or between any other Group Company and the Executive and where any inconsistency exists between this Agreement and any other document, the terms of this Agreement shall prevail.

29.2	The Executive’s employment is subject to the Company’s non-contractual rules, policies and procedures which apply for the Executive’s location. If there is any conflict between the non-contractual rules, policies and procedures from time to time and the Executive’s contractual terms and conditions, the contractual terms and conditions shall prevail.

29.3	The Executive warrants and agrees that the Executive is not entering into this Agreement in reliance on any representation not expressly set out in this Agreement.

30.	Collective Agreements

30.1	There are no collective agreements currently in force which affect directly or indirectly the terms and conditions of the Executive’s employment.

31.	Severability

31.1	If any provision of this Agreement or of a clause hereof, or of any part of Schedule 1 is determined to be illegal or unenforceable by any court of law or any competent governmental or other authority, but would be valid if part of their wording were deleted, such clause shall be severable and enforceable and will apply with such deletion as may be necessary to make it valid or effective. The parties shall negotiate in good faith to replace any such illegal or unenforceable provisions with suitable substitute provisions which will maintain as far as possible the purposes and the effect of this Agreement.

32.	Interpretation

32.1	In this Agreement:

“Affiliate” means, in respect of any company, a company which is its subsidiary, subsidiary undertaking or holding company, or a company which is a subsidiary or subsidiary undertaking of that holding company.

“the Board” means the Board of Directors of IHG or the Directors present at a duly convened meeting of the Directors at which a quorum is present and acting throughout or a duly authorised committee of the Board.

“the Business” means (taken together) the business of IHG and the business of any other Group Company with which the Executive is required by the Board under clause 2 to be concerned.

“Confidential Information” means confidential information (which may include commercially sensitive information) relating to the business of the Company or any Group Company or any of their respective customers or their affairs and which includes but is not limited to Trade Secrets, ideas, inventions, business methods, business practices and processes, finances, prices, costs, financial marketing/development/ manpower plans, strategy documents or intentions, products/product specifications, confidential emails/letters/memos, marketing and promotion of products, packages or offers, names and addresses and other details of suppliers, customers, agents of the Company or any Group Company, computer systems and software, information relating to employees, know-how or other matters connected with the products or services manufactured, marketed, provided or obtained by the Company or any Group Company or their respective customers.

“Employment” means the employment governed by this agreement;

“Group” means the Company and any Affiliate of the Company and “Group Company” shall be construed accordingly.

“IHG” means InterContinental Hotels Group PLC.

“month” means a calendar month.

“Trade Secrets” means trade secrets, and information of such a highly confidential nature as to require the same treatment as trade secrets, of IHG or any Group Company or any supplier, customer, or agent of the Company or any Group Company.

32.2	In this Agreement, where the context admits:
(a)	words and phrases the definitions of which are contained or referred to in the UK Companies Act 2006 shall be construed as having the meanings so attributed to them;

(b)	references to any statute or statutory provisions include a reference to those provisions as amended or re-enacted or as their application is modified by other provisions from time to time and any reference to a statutory provision shall include any subordinate legislation made from time to time under that provision;

(c)	references to a “person” include any individual, company, body corporate, corporation sole or aggregate, government, state or agency of a state, firm, partnership, joint venture, association, organisation or trust (in each case, whether or not having separate legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated or exists) and a reference to any of them shall include a reference to the others;

(d)	any reference to “writing” shall include typewriting, printing, lithography, photography, telex, facsimile and the printed out version of a communication by electronic mail and other modes of representing or reproducing words in a legible form;

(e)	words denoting the singular shall include the plural and vice versa;

(f)	the employment of the Executive are references to the employment by the Company whether or not during the continuance of this Agreement; and

(g)	the masculine gender shall be deemed to include the feminine gender.
32.3	Headings are inserted for convenience only and shall not affect the construction of this Agreement.

32.4	To the extent any reimbursements or in-kind benefits due to the Executive under this Agreement constitute “deferred compensation” under section 409A of the Internal Revenue Code of 1986, as amended, any such reimbursements or in-kind benefits are intended to be paid to the Executive in a manner consistent with Treas.Reg. section 1.409A-3(i)(1)(iv). Further, if any payment made as a direct result of this Agreement is deemed to constitute “deferred compensation” under section 409A and is payable upon “separation from service” (as defined in section 409A), it is intended that such payment(s) will be delayed for six (6) months if the Executive is a “specified employee” (as defined in section 409A) at the time of “separation from service”. The payment of salary in lieu of notice under clause 22 of this Agreement, or during any Garden Leave Period under clause 21 of this Agreement, is intended to be made within the short-term deferral period exemption under section 409A. Any payments that result from any plan or arrangement that is separately subject to the terms of section 409A will be made in accordance with the applicable terms of such plan or arrangement, except to the extent explicitly modified by this Agreement.

33.	Disputes

33.1	Mandatory Arbitration. Subject to the provisions of this clause 33, any controversy or claim between the Executive and the Company arising out of or relating to or concerning this Agreement (including the covenants contained in Schedule 1) or any aspect of his employment with the Company or the termination of that employment (together, an “Employment Matter”) will be finally settled by arbitration in Fulton County, Georgia administered by the American Arbitration Association (the “AAA”) under its Employment Arbitration Rules then in effect. However, the AAA’s Employment Arbitration Rules will be modified in the following ways: (i) the award must not be a compromise but must be the adoption of the submission by one of the parties, (ii) each arbitrator will agree to treat as confidential evidence and other information presented to them to the same extent as the information is required to be kept confidential under clause 17, (iii) there will be no authority to award punitive damages (and the Executive and the Company agree not to request any such award), (iv) the optional Rules for Emergency Measures of Protections will apply, (v) there will be no authority to amend or modify the terms of this Agreement except as provided in clause 34.2 (and the Executive and the Company agree not to request any such amendment or modification), (vi) an award must be rendered within ten business days of the parties’ closing statements or submission of post-hearing briefs and (vii) the arbitration will be conducted before a panel of three arbitrators, one selected by the Executive within 10 days of the commencement of the notice of arbitration, one selected by the Company in the same period and the third selected jointly by these arbitrators (or, if they are unable to agree on an arbitrator within 30 days of the commencement of arbitration, the third arbitrator will be appointed by the American Arbitration Association; provided that the arbitrator shall be a partner or former partner at a nationally recognized law firm who is experienced in employment matters).

33.2	Injunctions and Enforcement of Arbitration Awards. The Executive or the Company may bring an action or special proceeding in a state or federal court of competent jurisdiction sitting in Fulton County, Georgia to enforce any arbitration award under clause 33.1. Also, the Company may bring such an action or proceeding, in addition to its rights under clause 17 and Schedule 1 and whether or not an arbitration proceeding has been or is ever initiated, to temporarily, preliminarily or permanently enforce any part of clause 17 or Schedule 1. The Executive agrees that (i) violating any part of clause 17 or Schedule 1 would cause damage to the Group that cannot be measured or repaired, (ii) the Company therefore is entitled to an injunction, restraining order or other equitable relief restraining any actual or threatened violation of clause 17 or Schedule 1, (iii) no bond will need to be posted for the Company to receive such an injunction, order or other relief and (iv) no proof will be required that monetary damages for violations of clause 17 or Schedule 1 would be difficult to calculate and that remedies at law would be inadequate.

33.3	Waiver of Jury Trial. To the extent permitted by law, the Executive and the Company waive any and all rights to a jury trial with respect to any Employment Matter.

34	Miscellaneous

34.1	This Agreement will be binding on, inure to the benefit of and be enforceable by the parties and their respective heirs, personal representatives, successors and assigns. This Agreement does not confer any rights, remedies, obligations or liabilities to any entity or person other than the parties hereto and their permitted successors and assigns.

34.2	The Company may withhold from any amounts payable under this Agreement any applicable withholding in respect of federal, state, local or Non-US taxes.

34.3	This Agreement may only be modified by the written agreement of the parties.
IN WITNESS whereof, this Agreement has been entered into the day and year first above written.

SIGNED by	)

for and on behalf of	)
the Company	)
Signature:

Name: Kate Stillman

Address: Three Ravinia Drive, Suite 2100, Atlanta, GA 30346

Occupation: SVP, Americas Human Resources

SIGNED	)
and DELIVERED	)
by the Executive

Signature:
Name: James Abrahamson
Address:
Occupation: President, The Americas

SCHEDULE 1
1.	1.1 In this Schedule 1 the expressions below have the meaning ascribed to them respectively below:

“Competing Enterprise” shall mean (a) any person, corporation, partnership, venture or other entity (“entity”) which engages either (i) in the business of managing, franchising, running, leasing, owning or joint venturing at least 50 hotels, or (ii) in the business of any online booking agency in respect of hotel rooms (“hotel booking”) and in the case of (i) and (ii) the entity’s shares are publicly traded and such entity has a market capitalisation of not less than one billion pounds sterling (for these purposes “market capitalisation” shall be the aggregate market value of the ordinary shares of the entity) and (b) any Competitor;

“Competitor” shall mean any of the following companies and/or any of their holding companies or subsidiaries from time to time:
(i)	Accor SA

(ii)	Blackstone (doing business as Hilton Hotels)

(iii)	Starwood Hotels & Resorts Worldwide, Inc.

(iv)	Marriott International, Inc.

(v)	Global Hyatt Corporation

(vi)	Choice Hotels International, Inc.

(vii)	Four Seasons Holdings, Inc.
“Garden Leave Period” has the meaning given in Clause 21 of the Agreement above;

“Key Person” shall mean any person who was a band 4 level or above employee of the Company or any other Group Company (including for this purpose any General Manager of any hotel owned or managed by the Company or any other Group Company) and with whom the Executive had material contact or dealings in performing the duties of the Employment at any time during the period of 12 months ending on the Termination Date;

“Prohibited Area” shall mean North America

“Relevant Period” shall mean the period of six months beginning with the Termination Date but reduced by one day for each day of a Garden Leave Period;

“Restricted Activities” shall mean executive, managerial, directorial, administrative, strategic, business development or supervisory responsibilities and activities relating to any or all aspects of hotel ownership, hotel management, hotel franchising, hotel running, hotel leasing, hotel joint-venturing or hotel booking (as defined above);

“Termination Date” shall mean the date on which the Employment terminates.

1.2 The Executive agrees that during the Relevant Period the Executive will not without the prior written consent of the Company:
(i)	become associated with or engage in any Restricted Activities within the Prohibited Area in respect of any Competing Enterprise, whether as officer, director, employee, principal, partner, agent, executive, independent contractor or shareholder (other than as a holder of not in excess of 5% of the outstanding voting shares of any publicly traded company) in competition with any business of the Company or any other Group Company being carried on by the Company or any other Group Company at the Termination Date but excluding (a) any association or engagement which solely relates to Restricted Activities which the Executive had not been involved in to a material extent in the course of the Employment at any time during the period of 12 months ending on the Termination Date, or (b) the Executive’s employment by a unit of a Competing Enterprise which unit is not itself engaged in hotel ownership, hotel management, hotel franchising, hotel running, hotel leasing, hotel joint-venturing or hotel booking (as defined above), so long as the Executive’s duties and responsibilities with respect to such employment are limited to the business of such unit, or (c) the Executive’s employment by an entity which includes a Competing Enterprise where such Competing Enterprise produces revenues that account for less than 5% of the gross revenues of the entity and performing services for such Competing Enterprise is not a material part of the Executive’s responsibilities; and

(ii)	either on his own behalf or for or with any other person, whether directly or indirectly, solicit or induce or attempt to solicit or induce any Key Person to leave the employ of the Company or any other Group Company whether or not such person would commit any breach of his contract of employment by leaving the service of the Company or any other Group Company; and

(iii)	either on his own behalf or for or with any other person, whether directly or indirectly, interfere with or try to terminate or reduce the level of supplies (whether of products and/or services) by a supplier to the Company or any other Group Company within the Prohibited Area provided the Executive was concerned or involved to a material extent with the supply of products or services by that supplier to the Company or a Group Company in the course of the Employment at any time during the 12 months period ending on the Termination Date.
1.3 The Executive agrees that each of the paragraphs contained in sub-clause 1.2 of this Schedule 1 constitute an entirely separate and independent covenant on the Executive’s part and the validity of one paragraph shall not be affected by the validity or unenforceability of another.

1.4 The Executive agrees that the Executive will at the request and cost of the Company enter into a direct agreement or undertaking with any Group Company whereby the Executive will accept restrictions and provisions corresponding to the restrictions and provisions contained in sub-clauses 1.2 of this Schedule 1 (or such of them as may be reasonable and appropriate in the circumstances) in relation to such activities and such areas and for such a period as such company may reasonably require for the protection of its legitimate interests but provided that the duration of such restrictions and provisions are no greater than the Relevant Period.

1.5 The Executive agrees that having regard to the facts and matters set out above the restrictive covenants contained in this Schedule 1 are necessary for the protection of the business and confidential information of the Company and other Group Companies.

1.6 The Executive and the Company agree that while the restrictions imposed in this Schedule 1 are considered necessary for the protection of the Company and other Group Companies it is agreed that if any one or more of such restrictions shall either taken by itself or themselves together be adjudged to go beyond what is reasonable in all the circumstances for the protection of the Company’s or any Group Company’s legitimate interest but would be adjudged reasonable if any particular restriction or restrictions were deleted or if any part or parts of the wording thereof were deleted, restricted or limited in a particular manner then the said restrictions shall apply with such deletions, restrictions or limitations as the case may be.

1.8 Any termination of the Employment or of this Agreement (or breach of this Agreement by the Executive or the Company) shall have no effect on the continuing operation of this Schedule 1.

1.9 The parties hereto acknowledge that the potential restrictions on the Executive’s future employment imposed by this Schedule 1 are reasonable in both duration and geographic scope and in all other respects.

1.10 The parties agree that this Agreement would not have been entered into and the benefits described in the Agreement would not have been promised in the absence of the Executive’s promises under this Schedule 1.